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                                                                Exhibit (a)(10)

                                                                [TRW LOGO]

    NEWS RELEASE                              TRW Inc.
                                              1900 Richmond Road
                                              Cleveland, OH 44124

    For Immediate Release                     Contact

                                              Jay McCaffrey (Media)
                                              888-632-6996
                                              Tom Myers (Investor Relations)
                                              216-291-7506

TRW-BDM INTERNATIONAL MERGER CLEARS WAITING PERIOD

CLEVELAND, Dec. 24, 1997 -- TRW Inc. (NYSE: TRW) announced today that it has cleared with the Federal Trade Commission (FTC) its proposed transaction to acquire BDM International (Nasdaq:BDMI). The FTC granted early termination of the statutory waiting period under the Hart-Scott-Rodino Act on December 23, 1997. TRW has entered into a consent order with the FTC requiring TRW to divest and hold separate a Department of Defense contract to provide systems oversight valued at approximately $25 million in annual revenue.

As announced on November 21, TRW is offering $29.50 per share to acquire BDM in a transaction valued at nearly $1 billion. The tender offer is conditioned on the valid tender of shares representing a majority of the voting power of BDM and other customary closing conditions. The offer is currently scheduled to expire at 12:00 midnight, New York City time, on December 24, 1997.

TRW provides advanced technology products and services for the automotive and space and defense markets. Systems integration activities involve the development and application of systems engineering, systems integration, information systems, and software development products and services for domestic and international customers in government and commercial markets. TRW's total revenue in 1996 was approximately $10 billion. The company's news releases are available on the internet through TRW's Web site (http://www.trw.com).